Exhibit 99.1
Contact: D. Michael Jones, President and CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

Banner Corporation Names Mark J. Grescovich President

Walla Walla, WA – April 6, 2010 - Banner Corporation (NASDAQ GMS: BANR), the parent company of Banner Bank and Islanders Bank, today announced that Mark J. Grescovich has been named President of Banner Corporation and Banner Bank.  Mr. Grescovich will also join the board of directors of the Bank.

Mr. Grescovich was formerly the Executive Vice President and Chief Corporate Banking Officer for Akron, Ohio-based FirstMerit Corporation and FirstMerit Bank N.A., a commercial bank with $11 billion in assets and 160 branch offices.  He assumed the role and responsibility for FirstMerit’s commercial and regional line of business in 2007, having served since 1994 in various commercial and corporate banking positions, including that of Chief Credit Officer.  He provided key leadership in achieving FirstMerit’s rating as one of the top six U.S. financial institutions in 2008 and the Greenwich Excellence Award for overall customer satisfaction in business banking.  Prior to joining FirstMerit, Mr. Grescovich was a Managing Partner in corporate finance with Sequoia Financial Group, Inc. of Akron, Ohio and a commercial and corporate lending officer and credit analyst with Society National Bank of Cleveland, Ohio.  He has a Bachelor of Business Administration degree in finance from Miami University and a Master of Business Administration degree, also in finance, from The University of Akron.

“Mark Grescovich’s success in leading a growing franchise will most certainly be an asset to our management team as Banner continues to expand,” said D. Michael Jones, who will remain as Chief Executive Officer of Banner Bank and Banner Corporation.  “His knowledge of banking, finance, credit administration and risk management is exceptional.  He brings with him a record of high-performance banking culture and results-driven profitability management.  The Board and management are excited about the expertise, energy and professionalism that Mark brings to our organization.”

“Banner is committed to providing superior banking services to businesses and individuals in the Pacific Northwest.  I am excited to join and lead a team of professionals that delivers that commitment,” stated Mr. Grescovich.

About the Company

Banner Corporation is a $4.7 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

Statements concerning future performance, developments or events, expectations for earnings, growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements, which are subject to a number of risks and uncertainties that are beyond the Company’s control and might cause actual results to differ materially from stated objectives.  These factors include but are not limited to:  competition in the financial services market for both deposits and loans as well as regional and general economic conditions, changes in interest rates and Banner’s ability to successfully attract and retain key employees, increase its customer base, achieve cost savings and successfully generate commercial, consumer and real estate loans.  Banner undertakes no responsibility to update or revise any forward-looking statements.